EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lithia Motors, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-43593, 333-69169, 333-156410, 333-39092, 333-61802, 333-106686, 333-116839, 333-116840, 333-135350, 333-161590 and 333-168737) on Forms S-8 and registration statement (No. 333-182913) on Form S-3 of Lithia Motors, Inc. of our reports dated February 22, 2013, with respect to the Consolidated Balance Sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related Consolidated Statements of Operations, Comprehensive Income, Changes in Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Lithia Motors, Inc.

/s/ KPMG LLP

Portland, Oregon
February 22, 2013